Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 1, 2013, with respect to the financial statements and schedules of SPAR TODOPROMO, SAPI, de CV, included by SPAR Group, Inc., its ultimate majority shareholder, in the consolidated financial statements and schedules of SPAR Group, Inc. and Subsidiaries for the years ended December 31, 2012 and 2011 included in its Annual Report on Form 10-K for the year ended December 31, 2012, and to their use (directly or through incorporation by reference), and to the reference to our Firm under the caption "Experts" (if applicable), in each of the following:  the Registration Statement on Form S-8 (No. 333-07377) pertaining to the 1995 Stock Option Plan; the Registration Statement on Form S-8 (No. 333-53400) pertaining to the Special Purpose Stock Option Plan; the Registration Statement Form S-8 (No. 333-73000) pertaining to the 2001 Employee Stock Purchase Plan; the Registration Statement on Form S-8 (No. 333-73002) pertaining to the 2000 Stock Option Plan; the Registration Statement on Form S-8 (No. 333-152706) pertaining to the SPAR Group, Inc. 2008 Stock Compensation Plan; the Registration Statement on Form S-8 (No. 333-72998) pertaining to the 2001 Consultant Stock Purchase Plan of SPAR Group, Inc.; the Registration Statement on Form S-3 (No. 333-162657) pertaining to the registered offering and sale of certain shares of common stock of SPAR Group, Inc.; and each related Prospectus, Supplemental Prospectus or Summary Description.

/s/ Gossler, Sociedad Civil, Member Crowe Horwath International
Mexico City, Mexico

March 28, 2013